Exhibit 99.1
Earnings News Release Dated June 7, 2006

News from UTi
Contacts:

Lawrence R. Samuels Senior Vice President, Chief Financial Officer UTi Worldwide Inc. 310.604.3311	Cecilia Wilkinson/Angie Yang PondelWilkinson Inc. 310.279.5980 investor@pondel.com
UTi WORLDWIDE REPORTS FISCAL 2007 FIRST QUARTER FINANCIAL RESULTS
Rancho Dominguez, California — June 7, 2006 — UTi Worldwide Inc. (NASDAQ NM:UTIW) today reported financial results for the three months ended April 30, 2006.
For the first quarter of fiscal 2007, gross and net revenues each increased 23 percent to $773.7 million and $271.6 million, respectively, from $630.2 million and $221.2 million in the prior-year first quarter, primarily reflecting continued organic growth across all geographic regions. After adjusting for currency fluctuations and acquisitions made since May 1, 2005, including Market Industries, Ltd. in March 2006, gross and net revenues increased 14 percent and 15 percent, respectively, in the fiscal 2007 first quarter, when compared with the corresponding period a year ago.
“Over the course of our current, five-year NextLeap journey, UTi has grown considerably as the result of the hard work and commitment of our worldwide team,” said Roger I. MacFarlane, chief executive officer of UTi Worldwide. “Despite the high cost of fuel weakening airfreight demand, the first quarter of fiscal 2007 maintains this growth trend. As we continue planning for the ‘next, NextLeap,’ we’ll be focused on building an even stronger foundation that will allow us to provide our clients a leadership position in global integrated logistics solutions.”
As anticipated in previous announcements, several strategic initiatives designed to strengthen UTi’s long-term prospects constrained the company’s operating income growth in the fiscal 2007 first quarter, as did share-based compensation expense of $0.03 per share. Including these expenses, the fiscal 2007 first quarter, operating income totaled $27.2 million, a slight increase from operating income of $26.9 million in the fiscal 2006 first quarter, which included share-based compensation expense of $0.01 per share. Operating income as a percentage of net revenues equaled 10.0 percent in the fiscal 2007 first quarter, compared with 12.2 percent in the prior-year first quarter.
Net income for the fiscal 2007 first quarter totaled $16.6 million, or $0.17 per diluted share, based on 99,027,366 weighted-average shares outstanding, which reflects the three-for-one split of the company’s ordinary shares on March 27, 2006. This compares with net income in the prior-year first quarter of $17.8 million, or $0.18 per diluted share, based on 97,598,289 weighted-average shares outstanding, as adjusted for the stock split described above.
“Through the initiatives that we are presently undertaking and the plans we are developing for the next NextLeap, we are confident that the company will prosper over the long-term as we continue to deliver competitive advantage our clients’ global supply chains,” MacFarlane said.

Earnings News Release Dated June 7, 2006

Investor Conference Call
UTi management will host an investor conference call today, June 7, 2006, at 8:00 a.m. PDT (11:00 a.m. EDT) to review the company’s financials and operations for the fiscal 2007 first quarter. The call will be open to all interested investors through a live, listen-only audio Internet broadcast at www.go2uti.com and www.earnings.com. For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites. A telephonic playback of the conference call also will be available from approximately 10:00 a.m. PDT, today, through Wednesday, June 14, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using Replay Passcode 97545046.
About UTi Worldwide
UTi Worldwide Inc. is an international, non-asset-based global integrated logistics company providing air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics, truckload brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including clients operating in industries with unique supply chain requirements such as the pharmaceutical, retail, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers and expertise in outsourced logistics services to deliver competitive advantage to each of its clients’ global supply chains.
Safe Harbor Statement
Certain statements in this news release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Such statements may include, but are not limited to, the company’s discussion of its NextLeap goals and journey, UTi’s growth strategies and plans which it is developing for the next NextLeap, comments about the company’s focus on building a foundation to allow it to provide clients a leadership position in integrated logistics solutions and any other statements which are not historical facts. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including increased competition; integration risks associated with acquisitions, including the company’s recent acquisition of Market Industries, Ltd. and the possibility that certain expected acquisition related tax consequences will not be realized; the effects of changes in foreign exchange rates; changes in the company’s effective tax rates; industry consolidation making it more difficult to compete against larger companies; general economic, political and market conditions, including conditions such as inventory build-up, economic slowdowns, and declines in world trade or consumer confidence; the impact of higher fuel costs; work stoppages or slowdowns or other material interruptions in transportation services; risks of international operations; the success and effects of new strategies; disruptions caused by conflicts, wars and terrorism; and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. Although UTi believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by UTi or any other person that UTi’s objectives or plans will be achieved. UTi undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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(Tables Follow)

Earnings News Release Dated June 7, 2006

UTi Worldwide Inc.
Consolidated Income Statements
(in thousands, except share and per share amounts)

	Three months ended
	April 30,
	2006	2005
	(Unaudited)
Gross revenues:
Airfreight forwarding	$307,570	$278,280
Ocean freight forwarding	206,533	186,635
Customs brokerage	19,805	20,308
Contract logistics	118,619	94,586
Other	121,173	50,384

Total gross revenues	$773,700	$630,193

Net revenues:
Airfreight forwarding	$74,889	$70,529
Ocean freight forwarding	31,529	25,584
Customs brokerage	19,159	19,563
Contract logistics	99,698	78,780
Other	46,353	26,742

Total net revenues	271,628	221,198

Staff costs	150,764	115,771
Depreciation and amortization	7,436	5,704
Amortization of intangible assets	1,851	1,142
Other operating expenses	84,410	71,654

Operating income	27,167	26,927
Interest (expense), net	(3,047)	(723)
Gains on foreign exchange	185	74

Pretax income	24,305	26,278
Provision for income taxes	6,831	7,576

Income before minority interests	17,474	18,702
Minority interests	(882)	(933)

Net income	$16,592	$17,769

Basic earnings per share[1]	$0.17	$0.19
Diluted earnings per share[1]	$0.17	$0.18

Number of weighted-average shares outstanding used for per share calculations:
Basic shares[1]	95,481,624	93,010,212
Diluted shares[1]	99,027,366	97,598,289

1	All periods presented have been adjusted for a three-for-one split of UTi’s ordinary shares effected on March 27, 2006.

Earnings News Release Dated June 7, 2006

UTi Worldwide Inc.
Consolidated Balance Sheets
(in thousands)

	April 30,	January 31,
	2006	2006
	(Unaudited)
Assets
Cash and cash equivalents	$142,069	$246,510
Trade receivables, net	636,777	497,990
Deferred income tax assets	9,739	8,517
Other current assets	53,321	39,172

Total current assets	841,906	792,189

Property, plant and equipment, net	111,307	80,443
Goodwill and other intangible assets, net	539,070	369,371
Investments	1,915	1,050
Deferred income tax assets	7,239	4,027
Other non-current assets	16,874	11,684

Total assets	$1,518,311	$1,258,764

Liabilities & Shareholders’ Equity

Bank lines of credit	$254,175	$95,177
Short-term borrowings	2,624	4,441
Current portion of capital lease obligations	7,589	6,189
Trade payables and other accrued liabilities	511,386	465,100
Income taxes payable	25,212	22,904
Deferred income tax liabilities	2,633	1,694

Total current liabilities	803,619	595,505

Long-term borrowings	13,252	13,775
Capital lease obligations	18,072	16,068
Deferred income tax liabilities	27,486	11,593
Retirement fund obligations	5,699	5,124
Other long-term liabilities	11,037	4,960

Minority interests	26,223	25,219

Commitments and contingencies

Shareholders’ equity:
Common stock	368,657	359,835
Retained earnings	264,339	253,573
Accumulated other comprehensive loss	(20,073)	(26,888)

Total shareholders’ equity	612,923	586,520

Total liabilities and shareholders’ equity	$1,518,311	$1,258,764

Earnings News Release Dated June 7, 2006

UTi Worldwide Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Three months ended
	April 30,
	2006	2005
	(Unaudited)
Operating Activities:
Net income	$16,592	$17,769
Adjustments to reconcile net income to net cash used in operating activities:
Share-based compensation costs	2,784	1,332
Depreciation and amortization	7,436	5,704
Amortization of intangible assets	1,851	1,142
Deferred income taxes	(380)	(2,363)
Tax benefit relating to exercise of stock options	386	998
Excess tax benefits from share-based compensation	(329)	—
Gain on disposal of property, plant and equipment	(76)	(32)
Other	1,003	928
Changes in operating assets and liabilities:
Increase in trade receivables	(92,481)	(36,863)
(Increase)/decrease in other current assets	(4,348)	4,948
Decrease in trade payables	(26,127)	(10,734)
Increase in other current liabilities	34,451	13,822

Net cash used in operating activities	(59,238)	(3,349)

Investing Activities:
Purchases of property, plant and equipment	(4,543)	(4,168)
Proceeds from disposal of property, plant and equipment	399	180
Increase in other non-current assets	(5,325)	(144)
Acquisitions of subsidiaries and contingent earn-out payments	(197,238)	(2,907)
Other	(860)	(868)

Net cash used in investing activities	(207,567)	(7,907)

Financing Activities:
Increase/(decrease) in bank lines of credit	158,998	(11,107)
Decrease in short-term borrowings	(1,873)	(452)
Increase in long-term borrowings	211	—
Repayments of long-term borrowings	(747)	(129)
Repayments of capital lease obligations	(2,155)	(1,310)
Net proceeds from issuance of ordinary shares	5,652	2,368
Excess tax benefits from share-based compensation	329	—

Net cash provided by/(used in) financing activities	160,415	(10,630)

Effect of foreign exchange rate changes	1,949	(2,114)

Net decrease in cash and cash equivalents	(104,441)	(24,000)
Cash and cash equivalents at beginning of period	246,510	178,132

Cash and cash equivalents at end of period	$142,069	$154,132

Earnings News Release Dated June 7, 2006

UTi Worldwide Inc.
Segment Reporting
(in thousands)

	Three months ended April 30, 2006
	(Unaudited)
	Europe	Americas	Asia Pacific	Africa	Corporate	Total

Gross revenue from external customers	$184,093	$240,815	$207,680	$141,112	$—	$773,700

Net revenue	$54,329	$115,496	$35,637	$66,166	$—	$271,628
Staff costs	31,784	70,446	15,222	29,788	3,524	150,764
Depreciation and amortization	1,408	2,605	835	2,084	504	7,436
Amortization of intangible assets	—	1,553	115	183	—	1,851
Other operating expenses	16,107	31,714	9,031	24,561	2,997	84,410

Operating income/(loss)	$5,030	$9,178	$10,434	$9,550	$(7,025)	27,167

Interest expense, net						(3,047)
Gains on foreign exchange						185

Pretax income						24,305
Provision for income taxes						6,831

Income before minority interests						$17,474

	Three months ended April 30, 2005
	(Unaudited)
	Europe	Americas	Asia Pacific	Africa	Corporate	Total

Gross revenue from external customers	$161,983	$156,778	$181,714	$129,718	$—	$630,193

Net revenue	$49,628	$80,424	$28,727	$62,419	$—	$221,198
Staff costs	27,161	46,531	12,461	27,367	2,251	115,771
Depreciation and amortization	1,415	1,116	693	1,985	495	5,704
Amortization of intangible assets	—	956	—	186	—	1,142
Other operating expenses	13,462	24,699	7,261	24,051	2,181	71,654

Operating income/(loss)	$7,590	$7,122	$8,312	$8,830	$(4,927)	26,927

Interest expense, net						(723)
Gains on foreign exchange						74

Pretax income						26,278
Provision for income taxes						7,576

Income before minority interests						$18,702

Earnings News Release Dated June 7, 2006

UTi Worldwide Inc.
Supplemental Financial Information
(in thousands)

	Three months ended
	April 30,
	2006	2005
	(Unaudited)
Forwarding, Customs Brokerage & Other:

Gross revenue from external customers	$561,900	$507,594

Net revenue	$133,777	$124,860
Staff costs	73,456	65,569
Depreciation and amortization	3,177	3,260
Other operating expenses	36,781	35,915

Operating income	$20,363	$20,116

Contract Logistics, Distribution & Other:

Gross revenue from external customers	$211,800	$122,599

Net revenue	$137,851	$96,338
Staff costs	73,784	47,951
Depreciation and amortization	3,755	1,949
Amortization of intangible assets	1,851	1,142
Other operating expenses	44,632	33,558

Operating income	$13,829	$11,738